Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S‑1 (File No. 333‑169255 and 333‑187423) and Form S‑8 (333‑177254) of Multiband Corporation and Subsidiaries of our report dated March 30, 2012, relating to the consolidated financial statements as of December 31, 2011 and for the years ended December 31, 2011 and 2010 and supplemental schedule for the years ended December 31, 2011 and 2010, which appear in this annual report on Form 10‑K.

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
April 1, 2013